UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2006
OCEANIC EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-08521	84-0591071

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Dorado Place, Suite 250, Englewood, Colorado	80111
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 220-8330
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Item 8.01 Other Events.
On May 18, 2006, Oceanic Exploration Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission registering shares of common stock to be issued to stockholders pursuant to a rights offering. Under the terms of the rights offering, the Company offered the holders of its common stock the rights to subscribe for additional shares at a purchase price of $.32 per share on the basis of 0.466958 shares of common stock for each share held as of June 19, 2006. A total of 19,000,000 shares of common stock was offered to all stockholders. The Registration Statement was declared effective on June 19, 2006 and copies of the corresponding prospectus and subscription documents were subsequently mailed to stockholders.
The rights to purchase common stock expired on July 21, 2006. The following subscriptions were accepted by the Company, resulting in gross proceeds of $6,080,000:
•	16,050,851 shares of common stock, at an aggregate purchase price of $5,136,272, pursuant to the basic subscription rights, and

•	2,949,149 shares of common stock, at an aggregate purchase price of $943,728, pursuant to the over-subscription privilege.
The Company also received, but did not accept, subscriptions for an additional 43,337 shares of common stock pursuant to the over-subscription privilege. The $13,868 received by the Company as a result of these unaccepted subscriptions will be returned to the subscribing shareholders within 15 business days after the expiration date of the rights offering.
NWO Resources, Inc. purchased 18,949,116 shares of common stock in the rights offering pursuant to its basic subscription rights and over-subscription privilege. At the completion of the rights offering, NWO Resources, Inc. ownership increased from 84.2% to 89.2%.
The Company filed its Certificate of Amendment to its Amended and Restated Certificate of Incorporation, in the form included in its Information Statement dated June 19, 2006, with the Secretary of State of the State of Delaware on July 13, 2006.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANIC EXPLORATION COMPANY

Date: July 24, 2006	By:	/s/ Courtney Cowgill
Courtney Cowgill
Chief Financial Officer